Exhibit (d)(3)
PERSONAL AND CONFIDENTIAL
March 1, 2008
BMC Software, Inc.
2101 Citywest Boulevard
Houston, Texas 77042
Ladies and Gentlemen:
In connection with the consideration of a possible negotiated transaction among BMC Software, Inc. (“BMC”) and BladeLogic, Inc. (the “Company”), each party has requested information concerning the other party that is confidential and proprietary. As a condition to being furnished such information, each party agrees to treat any information, whether written or oral, concerning the disclosing party or any of its subsidiaries, affiliates or divisions (whether prepared by the disclosing party, its advisors or otherwise) that is furnished to the recipient party by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to you or your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, financial advisors and lenders) (collectively, the “Representatives”) or prepared by the recipient party or its Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to the recipient party on a nonconfidential basis from a source other than the disclosing party or its Representatives; provided that such source is not known by the recipient party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the disclosing party that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by the recipient party or its Representatives in violation of this letter agreement, or (c) has been or is independently developed by the recipient party or its Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement.
Each party, for itself and its Representatives, hereby agrees that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating a possible transaction between the Company and BMC and/or BMC’s affiliates and/or subsidiaries (the “Possible Transaction”); provided, however, that the Evaluation Material may be disclosed (i) to the recipient party’s or the recipient party’s affiliates’ and/or subsidiaries’ (together, “Affiliates”) attorneys, accountants, consultants and financial advisors who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, and (ii) as the disclosing party may otherwise consent in writing. All such Representatives and Affiliates shall (A) be

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informed by each party of the confidential nature of the Evaluation Material, (B) agree to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. Each party agrees to be responsible for any breaches of any of the provisions of this letter agreement by any of its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy one party may have against the other party’s Representatives with respect to such breach).
Each party hereby acknowledges that it and its Representatives are aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
Unless required by law, each party will not, and will direct its Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you.
Notwithstanding the foregoing, in the event either party or any of its Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, the party receiving such a request and its Representatives, as the case may be, agree to (a) immediately notify the other party of the existence, terms and circumstances surrounding such request, (b) consult with the other party on the advisability of taking legally available steps to resist or narrow such request, and (c) assist the other party, at the other party’s expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions hereof, (i) the party receiving such a request or and its Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which it or its Representatives are advised by counsel is legally required to be disclosed, and shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials, and (ii) the party receiving such a request or its Representatives shall not be liable for such disclosure, unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by it or its Representatives not permitted by this letter agreement.
Unless BMC is communicating with Company employees or Representatives in accordance with the instructions, timing and structure of the process established by the Company and its Banker for the Possible Transaction or as otherwise agreed to by the Company or its Banker (as defined below) in writing (which may include by e-mail or other electronic means), (a) all communications regarding the Possible Transaction, (b) requests for facility tours or management meetings, and (c) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed exclusively to Morgan Stanley & Co.

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Incorporated (the “Banker”). Contact information for the appropriate Banker representatives is included in Exhibit A to this letter agreement.
Both parties agree that, for a period of one (1) year from the date hereof, neither party nor any of its Affiliates will, directly or indirectly, solicit for employment or cause to leave the employ of the other party or any of its subsidiaries any individual serving as (a) an officer of such party, (b) any employee who is specifically identified to the other party in writing or in a management presentation as a key employee or any employee identified to the other party in writing with the title of director or higher, or (c) any employee with whom it has had substantial contact during the course of the Possible Transaction, in each case without obtaining the prior written consent of the other party; provided that the foregoing (i) shall not apply to any written offers outstanding as of the date of this letter agreement and (ii) shall not apply to or restrict the solicitation or employment of any such person who responds to any contact resulting from a general solicitation or recruitment advertisement placed by or on behalf of either party and not directed specifically at the employee, to which the employee responds on his or her own initiative. Notwithstanding the foregoing, either party may at any time., directly or indirectly, solicit and/or hire any employee of the other party if such employee did not resign but was terminated by the other party, provided that such party is not otherwise in breach of the provisions of this paragraph. The parties acknowledge and agree that a breach of this paragraph shall not give rise to a right of termination of this letter agreement; the party not in breach shall only have the right to seek equitable relief (including, without limitation, specific performance) and/or seek and recover direct damages from the breaching party.
BMC hereby acknowledges that the Evaluation Material is being furnished to it in consideration of its agreement that, except as expressly requested in writing by the Company or its Bankers, for a period of one (1) year from the date of this agreement BMC and its Affiliates will not (a) propose or announce any intention to propose to the Company (other than a proposal that is communicated to the Company in a confidential, non-public manner that does not violate clause (f) below) or any other person any transaction between BMC and/or its Affiliates and the Company and/or its security holders involving the acquisition of any of the Company’s securities or any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation or similar transaction; (b) acquire or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets; (c) directly or indirectly, form, join or in any way participate in a third party “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (a “Group”) (or discuss with any third party the potential formation of a Group) with respect to any potential transaction involving the acquisition of all or a portion of the assets or securities of the Company; (d) make, or participate in, any “solicitation” of “proxies” to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company, or whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, or nominate any person as a Director of the Company, or propose any matter to be voted upon by the stockholders of the Company; (e) request the Company (or any of its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this

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sentence); or (f) take any action that could reasonably be expected to require the Company to make a public announcement regarding a possible transaction; provided, however, that the restrictions set forth in this paragraph shall terminate immediately upon (A) the public announcement by the Company that it has entered into a definitive agreement with a third party for a transaction involving the acquisition of more than 50% of the outstanding equity securities of the Company or all or substantially all of the assets (on a consolidated basis) of the Company or (B) any person or Group publicly announces or commences a tender or exchange offer to acquire voting securities of Company, that, if successful, would result in such person or group beneficially owning more than 50% of the then outstanding voting securities of Company, and the Company files a Schedule 14D-9 with respect to such tender or exchange offer that recommends that the Company’s stockholders accept such offer.
Neither party nor their respective Affiliates or Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The parties agree that neither of them nor their respective Affiliates or Representatives shall have any liability to the other party or any of its Affiliates or Representatives resulting from the selection, use or content of the Evaluation Material by it or its Representatives.
Upon the disclosing party’s written demand (which, in the case of the Company, may be made by its Banker), the recipient party shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the disclosing party all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the disclosing party that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. Notwithstanding the foregoing, the recipient party and its Representatives may retain one copy of any work product prepared by it or them that contains Evaluation Material to the extent necessary or advisable pursuant to applicable legal or regulatory requirements; provided that the recipient party and its Representatives shall continue to be bound by the obligations of confidentiality hereunder.
The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by either party or its Affiliates or Representatives and that the disclosing party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its best efforts to cause its Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.
The parties agree that unless and until a definitive agreement between the Company and BMC with respect to the Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression with respect to any transaction by any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein, and the

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parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by BMC. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the parties expressly so modifying or waiving such agreement.
BMC acknowledges that (a) the Company and the Banker shall be free to conduct the process for a transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a definitive agreement without prior notice to BMC or to any other person), (b) any procedures relating to such transaction may be changed at any time without notice to BMC or any other person, and (c) BMC shall not have any claims whatsoever against the Company, the Banker or any of their respective Representatives arising out of or relating to a Possible Transaction.
No failure or delay by either party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of both parties or other authorized person on their behalf.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement or the proposed transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.
This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

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Very truly yours,
BLADELOGIC, INC.

By:	/s/ John J. Gavin, Jr.
Name:	John J. Gavin, Jr.
Title:	Executive Vice President and Chief Financial Officer

Confirmed and Agreed to:

BMC Software

By:	/s/ Stephen B. Solcher
Name:	Stephen B. Solcher
Title:	SVP of Finance & CFO
Date:	March 2, 2008

EXHIBIT A
Morgan Stanley & Co. Incorporated Contact Information
All inquiries should be directed to any of the individuals at Morgan Stanley & Co. Incorporated listed below.
Morgan Stanley & Co. Incorporated
1585 Broadway | Floor 35
New York, NY 10036

1st Contact:	Robert Eatroff
Tel: (212) 761-6863
Fax: (212) 761-0517
e-mail: Robert.Eatroff@morganstanley.com

2nd Contact:	Khalid Malik
Tel: (212) 761-4821
Fax: (212) 202-9150
e-mail: Khalid.Malik@morganstanley.com